Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FASTLY, INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF DECEMBER, A.D. 2018, AT 8:29 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4947714 8100	Authentication: 204156071
SR# 20188302381	Date: 12-21-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FASTLY, INC.	State of Delaware Secretary of State Division of Corporations Delivered 08:29 PM 12/20/2018 FILED 08:29 PM 12/20/2018 SR 20188302381 - File Number 4947714

FASTLY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The original name of this company is Skycache, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 2, 2011.

SECOND: That the Board of Directors of the company duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of this company (the “Restated Certificate”), and declaring such amendment to be advisable and recommended for approval by the stockholders of the company.

THIRD: Thereafter, pursuant to a resolution by the Board of Directors of the company, this certificate of amendment was submitted to, and approved by, the stockholders of the company in accordance with the provisions of Sections 228 and 242 of the DGCL.

FOURTH: That upon the effectiveness of this certificate of amendment, the Restated Certificate is hereby amended as follows:

1. Section A of Article IV of the Restated Certificate is amended and restated in its entirety to read as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock,” The total number of shares which the Company is authorized to issue is 303,297,289 shares, 195,000,000 shares of which shall be Common Stock (the “Common Stock”) and 108,297,289 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0,00002 per share and the Common Stock shall have a par value of $0.00002 per share.”

2. Section C of Article IV of the Restated Certificate is amended and restated in its entirety to read as follows:

“C. 16,098,730 of the authorized shares of Preferred Stock are hereby designated “Series Seed Preferred Stock,” 5,467,040 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock,” 22,117,670 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock,” 19,611,811 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock,” 23,350,927 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock,” 13,218,064 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock,” and 8,433,047 of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the Series Seed Preferred Stock, the Series A Preferred Stock, the

Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock together, the “Series Preferred”).”

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IN WITNESS WHEREOF, Fastly, Inc. has caused this Certificate of Amendment to be signed by its Chief Financial Officer the 20th Day of December, 2018.

FASTLY, INC.

/s/ Adriel Lares
Adriel Lares
Chief Financial Officer